Exhibit 99.1

All transactions listed below relate to sales of Common Stock of Central Garden & Pet Company on July 1, 2005 by Brooks M. Pennington III.

Sold
Shares  Price Shares Beneficially Owned After Transaction

 100  49.27 291,929
 100  49.23 291,829
 1,714  49.22 290,115
 1,000  49.18 289,115
 1,000  49.14 288,115
 1,000  49.13 287,115
 590  49.12 286,525
 1,310  49.10 285,215
 3  49.03 285,212
 100  49.01 285,112
 100  49.00 285,012
 470  48.92 284,542
 1,327  48.90 283,215